Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Sale of its Contract Therapy Business

MECHANICSBURG, PENNSYLVANIA — March 31, 2016 — Select Medical Holdings Corporation (NYSE: SEM) today announced that it, along with its wholly-owned subsidiaries Select Medical Corporation and Select Medical of New York, Inc., have entered into a Stock Purchase Agreement and sold its contract therapy business to an affiliate of Encore Rehabilitation Services, LLC, a portfolio company of Revelstoke Capital Partners LLC, for $65.0 million in cash, subject to certain adjustments in accordance with the terms set forth in the Stock Purchase Agreement.  The Stock Purchase Agreement also provides for an earn-out of up to an aggregate of $7.5 million payable to Select Medical Corporation based on the contract therapy business meeting certain revenue thresholds from 2016 to 2018.  Stephens Inc. acted as financial advisor to Select Medical.

About Select Medical Corporation

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities.  As of December 31, 2015, Select Medical operated 109 long term acute care hospitals and 18 acute medical rehabilitation hospitals in 28 states, and 1,038 outpatient rehabilitation clinics in 31 states and the District of Columbia.  Select Medical’s subsidiary Concentra provides occupational health, consumer health, physical therapy, and veteran’s healthcare services throughout the United States.  As of December 31, 2015, Concentra operated 300 centers in 38 states.  Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics.  As of December 31, 2015, Select Medical had operations in 46 states and the District of Columbia.  On March 4, 2016, Select Medical acquired Physiotherapy, a national provider of outpatient physical rehabilitation care offering a wide range of services, including general orthopedics, spinal care and neurological rehabilitation, as well as orthotics and prosthetics services.  As of December 31, 2015, Physiotherapy operated approximately 583 clinics in 27 states and the District of Columbia.  Information about Select Medical is available at www.selectmedical.com.

Forward Looking Statements

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements are based on current information and belief, and are not guarantees of future performance.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading

“Risk Factors” of the annual report on Form 10-K and subsequent Forms 10-Q. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.  You should not place undue reliance on our forward-looking statements.  Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation